EXHIBIT 99


Media Contact:      Flagstar Companies, Inc.

                    Coleman Sullivan
                    803-597-8642
                    Karen Randall
                    803-597-8440

                    Compass Group (London)

                    Francis Mackay
                    011-44-81-741-8900
                    Nick Lyon
                    011-44-71-796-4133


Investor Contact:   Flagstar Companies, Inc.

                    Larry Gosnell
                    803-597-8658


                                            FOR IMMEDIATE RELEASE


NOTE TO EDITOR:

     The following news release was issued in London earlier this morning:


 COMPASS GROUP PLC ANNOUNCES ACQUISITION OF CANTEEN CORPORATION

     SPARTANBURG, S.C., Apr. 27 -- Compass Group PLC today announced that it was further strengthening its catering business with the acquisition of the Canteen food and vending operations from Flagstar Companies, Inc., for a total consideration of $450 million.
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     Francis Mackay, chief executive Compass Group, in announcing the acquisition, said, "Our aim is to encourage and support the best food service businesses in the world, which is why we are delighted to announce this agreement between Compass Group and Flagstar. We believe that this is the right move for Canteen, its employees and its clients."
     Canteen, part of Flagstar, provides food service and vending for a wide range of clients -- from major business and industry locations to hospitals, retirement centers and correctional institutions. Canteen employs over 20,000 people to serve over 12,000 accounts, a $1 billion business.
     "We have made a strategic decision to concentrate on our core restaurant businesses," said Jerome J. Richardson, chairman and chief executive officer of Flagstar. "The sale of our Canteen food and vending business will enable us to begin to reduce debt and focus our growth capital on our Denny's, Hardee's, Quincy's and El Pollo Loco brands."
     Not included in the sale are Canteen's Volume Services and TW Recreational Services businesses.
     Francis Mackay added, "As part of our agreement with Flagstar, we are also pleased to confirm that we will be strengthening our portfolio of high quality food service brands. Not only will we be able to offer our exclusive 'owned' brands such as Dixie's Donuts to the American markets, but we will be exclusively able to develop, for a franchise fee, the Denny's and Quincy's brands in our European food service market sectors."
     "Flagstar has built excellent restaurant brands which are an 'ideal fit' with our existing portfolio. This will enable us to widen our offer to current clients and open up new opportunities in our existing catering markets," he said.
     Flagstar noted that the intent to find the right buyer for its food service and vending businesses had been an important issue. "With a strong track record in the food service business, Compass Group is in an excellent position to build Canteen's business in the United States," Richardson said. "We are also looking forward to a continuing relationship with Compass Group for the franchising of our restaurant brands in their food service locations in the United States and Europe."
     In making the announcement, both companies were keen to emphasize the value they placed on being able to confirm that it was "business as usual."
     "All of the Canteen senior management are joining us. In particular, I am pleased to welcome Joe Aprile, president, food service and vending, Canteen Corporation, and his immediate team. Joe will be reporting to Mike Bailey, who is appointed chief executive, United States catering operations for the Group," said Francis Mackay.
     Compass Group and Flagstar anticipate that the transaction will be completed by mid-June 1994.
                              # # #
                                                          4/27/94
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                       NOTES TO THE EDITOR
1. COMPASS GROUP PLC has a stated mission to achieve leadership in its chosen specialist markets. In the United Kingdom, its operating companies include: Compass Catering, the leading contract catering company with over 3,000 locations providing catering in the workplace; Roux Fine Dining, the prestige executive dining specialist; Letheby & Christopher, the premier sport and events caterer in the U.K.; Travellers Fare, the largest catering company providing catering on travel locations, including British Rail stations; as well as Chartwells (education), Bateman Catering (healthcare catering) and Compass' Commercial Services (in-store/leisure). Client companies include leading United Kingdom corporations, major public schools, NHS and private hospitals and major sports/events locations.
     In Mainland Europe, Compass Group's business is mainly through its subsidiary, Scandinavian Service Partner (SSP). SSP is the largest operator of airport restaurants in Europe and the largest contract caterer in Scandinavia. The subsidiary operates in 10 countries - mainly in Europe but also include Saudi Arabia.
2. CANTEEN is one of the largest food service management companies in the United States, with total revenues of $1.1 billion in 1993 for food and vending, which operates in 48 states, Washington, D.C. and Japan.
     Canteen provides on-site food service and beverage vending at industrial plants, offices, major financial institutions and government installations, as well as hospitals, retirement centers, correctional facilities and educational institutions. Canteen serves approximately 1,600 food service accounts and 11,400 vending accounts.
     Not included in the sale are Canteen's Volume Services and TW Recreational Services businesses.
3.   FLAGSTAR COMPANIES, INC. (NASDAQ - National Market System:
     FLST) is the third largest food service company in the United States. The company had 1993 revenues of $4 billion.
     Flagstar employs approximately 100,000 people systemwide.
     On November 16, 1992, the company completed a recapitalization plan which included a $300 million equity investment by Kohlberg Kravis Roberts & Co. (KKR). The KKR partnerships acquired approximately 47 percent ownership of Flagstar. Concentrated in the Western and Southeastern U.S., Flagstar's restaurant operations include several of the nation's leading family and quick-service restaurant chains.
4. DENNY'S is the largest full-service family restaurant chain in the United States based on the number of units and systemwide sales. Denny's restaurants offer a comfortable dining atmosphere and moderately priced food, including breakfast fare, steaks, seafood, hamburgers, chicken and sandwiches, with both counter and table service at all meals. Denny's is well-known for its Grand Slam menu, 24-hour service and around-the-clock breakfast.

5. QUINCY'S FAMILY STEAKHOUSE is a leading family steakhouse chain in the Southeast, with 213 Quincy's restaurants in 10 states at year-end 1993. The restaurants offer limited-table-service dining at moderate prices with steak, chicken and seafood entrees as well as freshly-baked yeast rolls and a buffet-style food bar called the Country Sideboard. Quincy's is the only chain in its segment with a breakfast program, offering customers a weekend breakfast bar in all locations. It has recently introduced an all-buffet restaurant concept, Quincy's Buffet, in Columbia, S.C.
6. COMPASS GROUP PEOPLE: Compass Group employs approximately 25,000 people in Europe and will employ a further 20,000 people in the U.S.
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